Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statement (Form S-8 No. 333-260933) pertaining to the Expensify, Inc. 2009 Stock Plan, the Expensify, Inc. 2019 Stock Plan, the Expensify, Inc. 2021 Incentive Award Plan, and the Expensify, Inc. 2021 Non-Qualified Employee Stock Purchase and Matching Plan, and
2.Registration Statement (Form S-8 No. 333-260934) pertaining to the Expensify, Inc. 2009 Stock Plan and the Expensify, Inc. 2019 Stock Plan;
of our report dated March 30, 2022 with respect to the consolidated financial statements of Expensify, Inc. included in this Annual Report (Form 10-K) of Expensify, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

San Francisco, California
March 31, 2022